MADISON GAS AND ELECTRIC COMPANY AND CONSOLIDATED SUBSIDIARIES

         SUBSIDIARIES OF THE REGISTRANT


As of December 31, 1995, the Company owned 100 percent of the voting securities of the following subsidiaries (all Wisconsin corporations):

- MAGAEL INC. - holds title to property acquired by the Company for future utility plant expansion and nonutility property.

- Central Wisconsin Development Corporation - assists new and expanding businesses throughout Central Wisconsin by participating in planning, financing, property acquisition, joint ventures, and associated activities.

- Great Lakes Energy Corp. - markets fuels and energy services to commercial, industrial, and governmental customers in the Upper Midwest.

- Wisconsin Resources Corporation - Inactive.

- North Central Technologies, Inc. - Inactive.

- Mid America Technologies, Inc. - Inactive.

As of December 31, 1995, the Company owned 50 percent of the voting securities of the following subsidiary (a Wisconsin corporation):

- Superior Lamp Recycling, Inc. - recycles fluorescent lamps and retorts spent mercury.

As of December 31, 1995, Great Lakes Energy Corp. owned
100 percent of the voting securities of the following subsidiary
(a Wisconsin corporation):

- American Energy Management, Inc. - a national energy marketing firm that provides gas marketing, energy management, energy auditing, and conservation services to customers in 12 states.